Exhibit 16.1

May 13, 2011

Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

Dear Sirs and Madams:

We have read Item 4.01(a) of the Current Report on Form 8-K, dated May 13, 2011, of Bonanza Goldfield Corporation and we agree with the statements made with respect to information provided regarding Tarvaran Askelson & Company.

Regards,

/S/ Tarvaran Askelson & Company
Laguna Niguel, California
May 13, 2011